Exhibit 99.1

FOR IMMEDIATE RELEASE	October 28, 2003

MAIR HOLDINGS, INC. REPORTS FISCAL 2004 SECOND QUARTER RESULTS

Minneapolis/St. Paul – (Oct. 28) – MAIR Holdings, Inc. (NASDAQ: MAIR) today reported earnings for the fiscal 2004 second quarter ended September 30, 2003 of $3.9 million, or $0.19 per basic and fully diluted share, compared with $2.4 million, or $0.12 per basic and fully diluted share, in the comparable fiscal 2003 period.  The company’s second quarter results represented a 65.9 percent year-over-year increase in earnings and exceeded current consensus estimates of $0.11 per share.

Operating income of $6.3 million for the quarter represented a 26.9 percent increase over the $4.9 million reported in the second quarter of fiscal 2003.  Operating revenue for the second quarter decreased 1.0 percent to $117.5 million compared with $118.6 million the same quarter a year ago.  Operating expenses for the second quarter decreased 2.2 percent to $111.2 million compared with $113.7 million the same quarter a year ago.

“We are very pleased by these results, which reflect the outstanding efforts at our subsidiaries,” said Paul F. Foley, MAIR Holdings president and chief executive officer.  “At both Big Sky and Mesaba, the management teams have focused on operational excellence and the men and women in the air and on the ground have delivered superior customer service.”

“At the holding company,” Foley continued, “we will continue to help our subsidiaries maintain their strong operating performance while also seeking new opportunities to create greater value for our shareholders.  During this period of continued uncertainty and change in our industry, achieving those two goals offers the best opportunities for our shareholders, for our employees and for the communities we serve.”

QUARTERLY CONFERENCE CALL

MAIR Holdings will conduct a live webcast and conference call to discuss its second quarter earnings today at 10:30 (CST).  The webcast will be available through the MAIR Holdings’ web site at http://www.mairholdings.com under the “Investor” link or [URL].

ABOUT THE COMPANY

MAIR Holdings’ primary business units are its regional airline subsidiary Mesaba Aviation, Inc., d/b/a Mesaba Airlines, and its regional airline subsidiary Big Sky Transportation Co., d/b/a Big Sky Airlines.  The Company completed its acquisition of Big Sky Airlines in December 2002, and fiscal year 2004 quarterly results reflect the inclusion of Big Sky’s operating results.  MAIR Holdings, Inc. is traded under the symbol

MAIR on the NASDAQ National Market.  More information about MAIR Holdings is available on the Internet at http://www.mairholdings.com.

Mesaba Aviation operates as a Northwest Jet Airlink and Airlink partner under service agreements with Northwest Airlines.  Currently, the airline serves 109 cities in 28 states and Canada from Northwest’s and Mesaba Aviation’s three major hubs: Detroit, Minneapolis/St. Paul and Memphis.  Mesaba Aviation operates an advanced fleet of regional jet and jet-prop aircraft, consisting of the 69 passenger Avro RJ85 and the 30-34 passenger Saab SF340.  Mesaba Aviation maintains a web site at http://www.mesaba.com.

Big Sky serves 19 cities in Montana, North Dakota, Washington and Idaho using 10 Fairchild Metro III/23, 19 seat aircraft.  Big Sky is based in Billings, Montana and has codeshare agreements with Northwest Airlines, Alaska Airlines, America West Airlines and Horizon Airlines.  Big Sky is a significant provider of air service under the Essential Air Service program administered by the Department of Transportation.  Big Sky maintains a web site at http://www.bigskyair.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on the best information currently available to management.  These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  There can be no assurance that actual developments will be those anticipated by MAIR Holdings, Inc.  Actual results could differ materially from those projected as a result of a number of factors, some of which MAIR Holdings, Inc. cannot predict or control.  For a discussion of some of these factors, please see the Cautionary Statements in MAIR Holdings’ Form 10-K for the year ended March 31, 2003 and Form 10-Q for the quarter ended June 30, 2003.

Note to Editors: Summary financial and operating information follows.

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Media Contact:	Laura Anders - 612-337-0354
Investor Contact:	Bob Weil - 612-333-0021

MAIR Holdings, Inc.

Consolidated Statements of Operations

($000’s, except per share information)

(Unaudited)

	Quarter Ended September 30			Six Months Ended September 30
	2003	2002	Change	2003	2002	Change

Operating revenues	$117,462	$118,635	-1.0%	$231,495	$231,989	-0.2%
Operating expenses	111,186	113,688	-2.2%	220,476	220,815	-0.2%

Operating income	$6,276	$4,947	26.9%	$11,019	$11,174	-1.4%
Nonoperating income (expense), net	360	618	-41.7%	3,339	(1,300)	-356.8%

Income before income taxes	$6,636	$5,565	19.2%	$14,358	$9,874	45.4%

Provision for income taxes	2,702	3,194	-15.4%	6,918	5,927	16.7%

Net income	$3,934	$2,371	65.9%	$7,440	$3,947	88.5%

Net income per share - basic	$0.19	$0.12		$0.37	$0.19

Weighted average shares - basic	20,323	20,298		20,322	20,298

Net income per share - diluted	$0.19	$0.12		$0.36	$0.19

Weighted average shares - diluted	20,553	20,302		20,419	20,318

Consolidated Balance Sheets

($000’s))

(Unaudited)

	September 30, 2003	March 31, 2003

Assets
Cash and cash equivalents	$69,987	$60,908
Short term investments	56,839	40,464
Other current assets	55,176	64,772
Net property and equipment	41,019	43,798
Long term investments	24,090	21,762
Other assets, net	14,532	15,706

Total assets	$261,643	$247,410

Liabilities and Shareholders’ Equity
Current liabilities	$70,236	$62,675
Other liabilities and deferred credits	5,515	6,790
Shareholders’ equity	185,892	177,945

Total liabilities and shareholders’ equity	$261,643	$247,410

Selected Operating Statistics By Operating Entity

(Unaudited)

	Quarter Ended September 30				Six Months Ended September 30
	2003	2002	Change		2003	2002	Change

Mesaba Aviation, Inc.
Passengers	1,537,022	1,577,336	-2.6%		2,989,982	3,003,858	-0.5%
ASMs (000’s)	776,363	744,514	4.3%		1,490,913	1,440,001	3.5%
RPMs (000’s)	495,981	450,811	10.0%		917,012	860,523	6.6%
Load Factor	63.9%	60.6%	3.3	pts	61.5%	59.8%	1.7	pts
Departures	58,492	63,148	-7.4%		114,507	121,817	-6.0%
Revenue per ASM (cents)	14.6	15.9	-8.2%		14.9	16.1	-7.5%
Cost per ASM (cents)	13.6	15.3	-11.1%		14.1	15.3	-7.8%

Big Sky Transportation Co.
Passengers	30,055	n/a	n/a		57,932	n/a	n/a
ASMs (000’s)	20,425	n/a	n/a		42,007	n/a	n/a
RPMs (000’s)	7,604	n/a	n/a		14,923	n/a	n/a
Load Factor	37.2%	n/a	n/a		35.5%	n/a	n/a
Departures	6,294	n/a	n/a		13,098	n/a	n/a
Revenue per ASM (cents)	22.0	n/a	n/a		20.6	n/a	n/a
Cost per ASM (cents)	24.5	n/a	n/a		23.4	n/a	n/a

Note: Big Sky Transportation Co. was acquired by MAIR Holdings, Inc. on December 1, 2002.  Big Sky’s Statements of Operations and Operating Statistics are only included for the period since the acquisition date.